Exhibit 21.1

OncBioMune Pharmaceuticals, Inc.

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
OncBioMune, Inc.	Louisiana
Oncbiomune México, S.A. De C.V.	Mexico
Vitel Laboratorios, S.A. de C.V.	Mexico